EXHIBIT 10.6

U.S. BANCORP
RESTRICTED STOCK UNIT AWARD AGREEMENT

Number of
		U.S. Bancorp Common	Social Security
AWARDED TO	Award Date	Shares	Number
Final Vesting Date

THIS AGREEMENT is made as of the date in the box above labeled “Award Date” (the “Award Date”) by and between U.S. Bancorp, a Delaware corporation (the “Company”), and the individual named in the box above labeled “Awarded To” (the “Participant”).

WHEREAS, the Company pursuant to its 2001 Stock Incentive Plan (the “Plan”) wishes to award restricted stock units corresponding to such number of Shares of common stock of the Company (“Shares”) in the box above labeled “Number of U.S. Bancorp Common Shares” to the Participant, subject to certain restrictions and on the terms and conditions contained in the Employment Agreement between the Company and the Participant, dated as of October 16, 2001 (“Employment Agreement”), this Agreement and the Plan.

In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

Capitalized terms not defined herein shall have the meaning set forth in the Plan.

1.	Award

The Company, effective as of the Award Date, grants to Participant a restricted stock unit award representing the right to acquire the number of Shares set forth in the box above labeled “Number of U.S. Bancorp Common Shares” (the “Restricted Stock Units,” and one such “Unit” representing one such Share). The Participant acknowledges and accepts such grant and the Shares subject to the terms and conditions under this Award Agreement.

2.	Vesting

(a)	Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest entirely four years from the Award date unless U.S. Bancorp’s total shareholder return (TSR) for the three-calendar-year period following the award date is at or above the median TSR of the regional banks in the U.S. Bancorp peer group, in which case vesting accelerates to April 1, 2006, provided that the Participant has been continuously employed by the Company or an affiliate of the Company from the award date through December 31, 2005.

(b)	Notwithstanding the vesting provisions contained in Section 2(a) above, but subject to the other terms and conditions of this Agreement, if the Participant has been continuously employed by the Company or an Affiliate of the Company until the date of a Qualifying Termination, immediately prior to such Qualifying Termination, the Participant shall be vested in all of the Restricted Stock Units granted in this Agreement. For purposes of this Agreement, the following terms shall have the following definitions:

(i)	“Cause” shall mean: (A) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board of Directors (“Board”) which specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties, or (B) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in (A) or (B) above, and specifying the particulars hereof in detail.

(ii)	“Disability” shall mean the absence of the Participant from the Participant’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative. If the Company determines in good faith that the Disability of the Participant has occurred during the Employment Period (as defined under the Employment Agreement), it may give to the Participant written notice in accordance with Section 12(b) of the Employment Agreement of its intention to terminate the Participant’s employment. In such event, the Participant’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Participant (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Participant shall not have returned to full-time performance of the Participant’s duties.

(iii)	“Good Reason” shall mean:

(A)	the assignment to the Participant of any duties inconsistent with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of the Employment Agreement, or any other action by the Company which results in a diminution of such position, authority, duties or responsibilities; provided, however, that (subject to the election of the Participant as Chairmen as provided at Section 4(a)(i) of the Employment Agreement) any change in the Participant’s position (including status, duties and titles), authority, duties or responsibilities, in accordance with normal succession planning by the Board shall not constitute Good Reason if made with the Participant’s consent;

(B)	any failure by the Company to comply with any of the provisions of Section 4(b) of the Employment Agreement;

(C)	the Company’s requiring the Participant to be based at any office or location after the Effective Date (as defined under the Employment Agreement) other than where the Participant was located immediately prior to such Effective Date other than in connection with a change of the Company’s headquarters if the Participant is relocated to such headquarters, or, after such Effective Date, the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately prior to such Effective Date;

(D)	any purported termination by the Company of the Participant’s employment otherwise than as expressly permitted by the Employment Agreement; or

(E)	any failure by the Company to comply with and satisfy Section 11(c) of the Employment Agreement.

Notwithstanding the above, “Good Reason” shall exclude an isolated, insubstantial and inadvertent action or failure to act not taken or occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant. For purposes of this Section 2(b)(iii), any good faith determination of “Good Reason” made by the Participant shall be conclusive.

(iv)	“Qualifying Termination” shall mean a termination of the Participant’s employment with the Company and its Affiliates (A) by the Company without Cause, or due to Participant’s Disability (as of his Disability Effective Date), (B) by the Participant for Good Reason, or (C) as a result of the Participant’s death.

3.	Restriction on Transfer

The Restricted Stock Units may not be transferred, sold, assigned, pledged, alienated, attached or otherwise encumbered (“Transfer”), and any purported Transfer shall be void and unenforceable against the Company. No attempt to Transfer the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Restricted Stock Units or rights.

4.	Forfeiture

If the Participant ceases to be an employee of the Company and all Affiliates prior to vesting of the Restricted Stock Units pursuant to Section 2(a) or Section 2(b) of this Agreement, all of Participant’s rights to all of the unvested Restricted Stock Units shall immediately and irrevocably forfeit. Upon forfeiture, Participant shall have no rights relating to the Restricted Stock Units, including the right to receive dividends of additional Restricted Stock Units.

5.	Issuance of Shares

(a)	Except to the extent the Restricted Stock Units have been surrendered and provided that the Restricted Stock Units have vested in accordance with either (i) Section 2(a), the Restricted Stock Units are distributable in two equal installments on the first and second anniversary of the later of the Participant’s attaining the age of 62 or his retirement (the “Distribution Date”); or (ii) Section 2(b), the Restricted Stock Units are distributable in full on the date in which the Participant’s employment with the company and all Affiliates shall terminate (the “Distribution Date”), the Company shall deliver to Participant one (1) Share for each such vested Restricted Stock Unit.

(b)	Participant shall not have any right, title or interest in, be entitled to vote, or (except as provided at Section 6 hereof) receive distributions in respect of, or otherwise be considered the owner of, any of the Shares covered by this Restricted Stock Unit Award, except to the extent that such Shares have been delivered pursuant to Section 5(a) hereof.

Notwithstanding the distribution provisions in Section 5(a)(i) above, if there is a Change of Control as defined in the Employment Agreement, the Restricted Stock Units will be distributed in one installment to the Participant as of the date of the Change of Control.

6.	Dividends

To the extent that cash dividends are paid on Shares after the Award Date (as first set forth herein) and prior to the Distribution Date, the Participant shall be entitled to receive additional Restricted Stock Units on each dividend payment date of the Company (including any dividend declared prior to the Distribution Date and payable after such date, which shall be deemed paid on the Distribution Date) having a fair market value (based on the closing price of Shares on such payment date) equal to the amount of dividends paid on Shares represented by the Restricted Stock Units, which additional Restricted Stock Units shall vest in accordance with Section 2(a) or Section 2(b) hereof.

7.	Securities Law Compliance

The delivery of all or any of the Shares shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Company’s Common Stock is traded.

8.	Distributions and Adjustments

(a)	Subject to the foregoing provisions of this Award Agreement, in the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available pursuant to this Agreement, the committee of the Board of Directors administering the Plan (the “Committee”) shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits make adjustments to the award, including adjustments in the number and type of shares of Common Stock represented by the Restricted Stock Units that Participant would have received; provided, however, that the number of shares covered by this Award shall always be a whole number.

(b)	Any additional Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to Shares represented by the Restricted Stock Units prior to the Distribution Date shall be subject to the same restrictions, terms and conditions as the Restricted Stock Units. Any cash dividends payable with respect to the Common Stock represented by the Restricted Stock Units shall be distributed to Participant in accordance with Section 6 hereof.

9.	Income Tax Withholding

In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Participant may, at Participant’s election, satisfy applicable tax withholding obligations arising from the receipt of, or lapse of restrictions relating to, the Shares by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares or other securities issued by the Company with a Fair Market Value equal to the amount of such taxes. The election must be made on or before the date that the amount of tax to be withheld is determined.

10.	Miscellaneous

(a)	This Agreement is issued pursuant to the Plan and is subject to its terms. Participant acknowledges receipt of a copy of the Plan. The Plan is also available for inspection on the intranet and during business hours at the principal office of the Company.

(b)	Subject to the Employment Agreement, this Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.

(c)	Until the Shares shall have been issued to Participant (or his beneficiary) as provided in this Agreement, the Participant shall not have any right, title or interest in, or be entitled to vote, or (except as provided above) to receive distributions in respect of, or otherwise be considered the owner of, any of the Shares covered by this Restricted Stock Unit Award. Subject to the restrictions and terms of this Agreement, after such issuance, Participant (or his beneficiary) shall have all of the rights of a shareholder with respect to the Shares.

(d)	Participant may designate, upon forms to be furnished by and filed with the Company, one or more primary beneficiaries or alternative beneficiaries to receive all or a specified part of Participant’s Restricted Stock Units in the event of Participant’s death. Participant may change or revoke any such designation from time to time without notice to or consent from any beneficiary or spouse. No such designation, change or revocation shall be effective unless executed by Participant and received by the Company during Participant’s lifetime. If Participant fails to designate a beneficiary, designates a beneficiary and revokes such designation without naming another beneficiary, or designates one or more beneficiaries and all such beneficiaries so designated fail to survive Participant, then Participant’s Restricted Stock Units, or the part as to which Participant’s designation fails, as the case may be, shall be paid to the representative of Participant’s estate.

11.	Governing Law

    This agreement shall be governed by and constructed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

U.S. BANCORP

By:
Karen A. Bulman

Its: Vice President